
Duke Energy Corporation
Duke Capital LLC
PanEnergy Corp
DESI
DEA
DEI
DEG
TEB
32%
68%
DEIAP
DEL
DEI Victoria Power Pty Ltd.
Duke Energy Bairnsdale Holdings Pty.
Duke Energy Bairnsdale Power Pty Ltd.